EXHIBIT 99.1

[GRAPHIC OMITTED]
      ECHO


FOR  IMMEDIATE  RELEASE
-----------------------



                         CARL TERZIAN APPOINTED DIRECTOR
                       OF ELECTRONIC CLEARING HOUSE, INC.


Agoura Hills Calif., October 16, 2002 - Electronic Clearing House, Inc. (NASDAQ:ECHO) today announced the appointment of Carl R. Terzian, Chairman of the Board of Carl Terzian Associates, a nationally recognized public relations firm in Los Angeles, to serve as a member of the Board of Directors of the Company.

Since 1969, Mr. Terzian has owned a successful firm of consultants specializing in corporate, executive, institutional and product marketing. His unique agency has assisted more than 4,500 causes, companies, individuals and organizations. Additionally, each year Carl delivers at least 200 marketing and motivational speeches throughout the world. Mr. Terzian serves on more than three dozen corporate and non-profit boards, commissions, advisory groups, and task forces.

"I am very pleased to join the Board of Electronic Clearing House," said Carl Terzian. "This is a dynamic company with a unique set of assets and the potential to shape the future of the payment processing industry. I look forward to working closely with management and my fellow directors to advance shareholders' interests."

"The prestige of having a director of Carl's caliber is only surpassed by the benefits the Company will receive from his many years of business experience and marketing knowledge," said ECHO's Chief Executive Officer and Chairman of the Board, Joel M. Barry. "ECHO's current outside Board members, Mr. Aristides Georgantas and Mr. Herbert L. Lucas, Jr., have strong financial institution and corporate management experience so Carl's marketing and networking experience nicely complements their expertise and broadens the overall effectiveness of the Board."

Electronic Clearing House, Inc. provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking.


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Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995: Any statements set forth above that are not historical facts re forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.


Media  Contact:
---------------
Donna  Rehman,  Corporate  Secretary        Crocker Coulson, Partner
818-706-8999,  ext.  3033                   Coffin  Communications  Group
Electronic  Clearing  House,  Inc.          818-789-0100
Agoura  Hills,  Calif.                      E-MAIL: crocker.coulson@coffincg.com
URL:http://www.echo-inc.com                         ----------------------------
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E-MAIL:  corp@ECHO-inc.com
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